Exhibit 99.1
Autoliv Inc. Financial Report October - December 2006
Net Sales - Up 9% to $1.6 billion Operating Income - Held at $136 million Income Before Tax - Down 5% to $124 million Earnings Per Share - Up 57% to $1.27

(Stockholm, Feb 8, 2007) - During the quarter ended December 31, 2006, Autoliv Inc. (NYSE: ALV and SSE: ALIV) managed to withstand strong headwinds from the struggling automotive industry.

Consolidated sales increased by 9% to $1,602 million with the organic sales portion growing at 4% despite a 4% decrease in West European and an 8% drop in North American light vehicle production. Operating income stood unchanged at $136 million, despite 19% higher research, development and engineering expense. Income before taxes decreased by 5% to $124 million due to higher interest expense. Net income and earnings per share have been positively affected by $24 million of discrete tax items, while discrete tax items had a negative impact of $14 million in the same quarter 2005. As a consequence, reported net income rose by $33 million to $103 million and reported earnings per share by 46 cents to $1.27. Adjusted net income and earnings per share, excluding the fourth quarter discrete tax items in 2006, were $79 million and $0.97, respectively.

Cash flow provided by operations amounted to $157 million and $77 million before financing activities.

Consolidated sales are expected to increase by 4% for the first quarter 2007 with the organic portion growing by 1%. Organic sales for the full year are expected to grow by at least 3%. Operating margin is expected to exceed 7.5% for the quarter and 8.0% for the full year.

An earnings conference call will be held today at 3.00 p.m. (CET). To listen in call:
In Europe +44-207-947-5033
In North America +1-866-432-7186
The conference will also be available at www.autoliv.com under News/Calendar.

4th Quarter

Market Overview

During the quarter, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have remained unchanged - as expected - compared to the fourth quarter 2005.

In Europe (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production increased by less than 1% due to a 15% increase in Eastern Europe. However, in Western Europe light vehicle production is reported to have dropped by 4%, twice as much as expected.

In North America, which accounts for one quarter of Autoliv's consolidated revenues, light vehicle production dropped by 8% as expected. "The Big 3" (i.e. GM, Ford and Chrysler) reduced their production by 12%, while the Asian and European vehicle manufacturers increased their production in North America by 3%. Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average Big-3 vehicle, which somewhat moderated the impact of the sharp drop in North American vehicle production.

In Japan, which accounts for nearly one tenth of consolidated sales, light vehicle production increased by 9%.

Autoliv's market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with an increasing amount of airbags and other safety systems in response to consumer demand, new crash test programs and regulations. For instance, in 2006, China introduced a crash-test rating program for new vehicle models and, in the U.S., the "Stars on Cars" safety rating program will start, effective with model year 2008 vehicles, as mandated by the National Highway Traffic Safety Administration (NHTSA).

Consolidated Sales

Autoliv's consolidated net sales increased by 9% to $1,602 million compared to the fourth quarter 2005. Currency effects boosted sales by 5%. Consequently, organic sales (i.e. U.S. GAAP sales excluding currency translation effects and acquisitions/divestitures) increased by 4% despite the 4% decrease in West European and the 8% drop in North American light vehicle production. At the beginning of the quarter, organic sales were expected to increase by 2%. However, sales in Asia have been stronger than expected and anticipated production cuts on certain important vehicle models for Autoliv have been less than feared.

Sales grew organically in all regions, particularly in "The Rest of the World" (e.g. China and Korea) where both the increase in vehicle production and safety content per vehicle is stronger than in the traditional markets within the Triad. Sales were also driven by the continued introduction of Autoliv's side curtain airbag, the Inflatable Curtain, into an increasing number of vehicle models and by higher market share in steering wheels and seatbelts. In addition, organic sales were driven by a recovery after the temporary negative vehicle model mix for Autoliv in West European light vehicle production mix as discussed in previous quarterly reports. These favorable trends were partially offset by intensive pricing pressure from customers.

Sales by Product

Sales of airbag products (including electronics and steering wheels) increased by 9% to $1,055 million. Excluding favorable currency effects of 5%, organic sales increased by 4% due to the introduction of curtain airbags into an increasing number of vehicle models and to market share gains in steering wheels. Sales were negatively affected by pricing concessions to customers, especially in frontal airbags, and drops in North American and West European vehicle production.

Sales of seatbelt products (including seat sub-systems) rose by 9% to $547 million, including 6% from positive currency effects. The 3% growth in organic sales, despite flat vehicle production, is a reflection of Autoliv's gain of market share in Japan and the introduction of seatbelts with pro-active pretensioners. It also reflects a favorable vehicle model mix in Western Europe due to a number of important new vehicle model launches.

Sales by Region

Sales from Autoliv's European companies rose by 11% to $836 million. Excluding favorable currency effects of 10%, organic sales grew by 1%, in line with European light vehicle production. Sales were driven by the introduction of pro-active pretensioners, market share gains in steering wheels and by strong growth in light vehicle production in Eastern Europe. Sales also grew as a result of introductions during the year of new vehicle models such as Avtovaz' Kalina; BMW's Mini; Fiat's Punto; Ford's Galaxy/S-Max and Transit; Peugeot's 207; and Volvo's C30. The penetration rate for curtain airbags continues to increase as evidenced by the introduction of this product into most of the previously mentioned vehicle models as well as into Audi's Q7; Opel's Zafira and Toyota's Avensis, Corolla and Yaris.

Sales from Autoliv's North American companies rose by 2% to $435 million despite the 8% drop in North American light vehicle production. Autoliv's relatively strong performance mainly reflects a favorable customer mix and the introduction of curtain airbags (up 24%) into such vehicle models as Chevrolet's Silverado; Chrysler's Jeep Compass and Sebring; Dodge's Caliber; Honda's Pilot; Nissan's Altima, Sentra and Versa; and Volkswagen's Jetta. Sales were negatively impacted by the expiration of certain frontal airbag contracts and intensified pricing pressure.

Both reported and organic sales from Autoliv's companies in Japan rose by 11% to $148 million, primarily due to a 9% increase in Japanese light vehicle production. Autoliv's even stronger growth was mainly due to new business from Mazda's Axela; Toyota's Rav4; and the new Mitsubishi Outlander as well as new seatbelt and pretensioner business for the Honda CRV.

Sales from Autoliv's companies in the Rest of the World (RoW) surged 21% to $183 million, including currency effects of 5%. Growth in organic sales of 16% was driven by rapidly increasing demand for frontal airbags in China, introduction of curtain airbags into such vehicles as KIA's Sorento, Opirus and Carens, as well as by strong sales of electronics in Korea. Sales were also supported by new business for Brilliance-Jinbei's Junje; Chery's Fengyun and Qiyun; Hyundai's Lavita and Sonata; and Samsung's SM3, 5 and 7.

Earnings

During the past several quarters, Autoliv has managed to offset pricing pressure and improve gross margin by systematic cost reduction activities, including product re-design, plant consolidations, movements of production and component sourcing to low-cost countries, and consolidation of the supplier base.

Pricing pressure from customers has continued while raw material prices have remained high. This squeeze is affecting Autoliv in at least three ways, both directly and indirectly. First of all, by directly having to absorb an additional $6 million in the fourth quarter only for purchased components. Second of all, indirectly by putting our suppliers under pressure which has led to at least $4 million in additional costs for financially distressed suppliers. Finally, it is presently more difficult to reduce component costs in line with sales price erosion. Gross margin declined therefore for the second consecutive quarter and amounted to 19.6% compared to 20.5% in the fourth quarter 2005, despite a 4% or $14 million improvement in gross profit to $314 million.

Operating income held at $136 million, while operating margin declined by 0.8 percentage points to 8.5%. The decline was due to the 0.9 points lower gross margin. In addition, $14 million higher Research, Development and Engineering (R,D&E) expense had a 0.9 percentage point negative margin effect. This increase in R,D&E to 5.6% of sales from 5.2% is mainly due to engineering development activities primarily in safety electronics. Operating margin was favorably impacted by the Company's cost containment programs which enabled Autoliv to grow sales while keeping Selling, General & Administrative (S,G&A) expense almost unchanged. As a result, S,G&A expense declined to 5.2% of sales from 5.6%.

Income before taxes decreased by $7 million to $124 million. In the fourth quarter 2005, interest expense was positively impacted by a $3 million favorable one-time effect related to the Jobs Act transactions. Most of the remaining decrease in income before taxes is due to a higher average net debt as a result of the stock repurchase program, as well as higher floating interest rates.

Net income rose by $33 million to $103 million due to the release of tax reserves and other discrete tax items of $24 million as well as a reduction in the underlying effective tax rate to 31%. The rate was 12% compared to 41% in the fourth quarter 2005 when the rate was increased by the Jobs Act transactions. The discrete tax items reduced this quarter's tax rate by 19 percentage points.

Earnings per share rose by 46 cents to $1.27. Earnings per share was boosted by 46 cents by the 2006 and 2005 discrete tax items, by 3 cents from the stock repurchase program and 1 cent by currency effects, partially offset by 4 cents from lower net income. The average number of shares outstanding decreased by 6% to 81.1 million.

Return on capital employed amounted to 16% and return on equity to 17% compared to 17% and 12%, respectively, in the fourth quarter 2005. The other discrete tax items contributed 4 percentage points to the improvement in return on equity, while the Jobs Act transactions had a negative impact of 2 percentage points in 2005.

Cash Flow and Balance Sheet

Operations continued to generate positive cash flow. Cash flow from operations was $157 million and cash flow before financing $77 million compared to $155 million and $82 million, respectively, in the fourth quarter 2005. Cash flow was negatively impacted by tax payments of $25 million made before year-end, and by customer and supplier issues. Factoring had a favorable impact of $46 million.

Capital expenditures, net, increased to $80 million from $78 million in the same quarter 2005 and matched depreciation and amortization of $80 million.

The Company has a policy that operating working capital shall not exceed 10% of annual sales. This key ratio rose from 11.0% to 11.7% as a consequence of year-end tax payments and tax releases which had a 1.8 point effect at the end of the quarter and a 1.1 point effect in the third quarter when Autoliv also released tax reserves.

Days receivables outstanding decreased to 64 from 83 primarily as an effect of factoring and higher sales. Days inventory outstanding declined to 31 from 37 due to higher sales.

During the quarter, net debt increased by only $43 million to $1,010 million despite dividends and stock buy-backs totaling $96 million. Gross interest-bearing debt rose by $80 million to $1,182 million. Net debt to capitalization continued to increase to 29% from 28% in line with our plans to make Autoliv's capital structure more efficient.

The Company has a policy to maintain a leverage ratio significantly below 3.0 and an interest-coverage ratio significantly above 2.75. At the end of the quarter, these ratios were 1.3 and 14.0, respectively.

Equity increased during the quarter by $18 million to $2,403 million or to $30.00 per share. Equity increased as a result of net income of $103 million, currency impact of $24 million and effects of $7 million related to stock compensation. Equity was reduced primarily by share repurchases of $66 million, dividends of $30 million and pension adjustments of $20 million.

Launches during the 4th Quarter 2006
  BMW's new 3-series convertible: Side airbags and seatbelts with pretensioners
  BMW's X5: Side airbags, Inflatable Curtains and seatbelts with pretensioners
  Chevrolet's Silverado: Safety electronics and Inflatable Curtains
  Kia's new ED: Side airbags, Inflatable Curtains and seatbelts with pretensioners
  Nissan's new Qashqai: Passenger airbag, Inflatable Curtains, side airbags and seatbelts with pretensioners
  Nissan's new X-trail: Passenger airbag, side airbags and Inflatable Curtains
  Nissan's AD Van: Seatbelts with pretensioners
  Peugeot's new 207 convertible: Driver airbag, passenger airbag, side airbags, knee airbag, seatbelts with pretentioners and safety electronics
  Toyota's Tundra: Passenger airbag.

Full Year 2006

Market Overview

During the 12-month period January through December 2006, light vehicle production in the Triad increased by 1% because of increases in Japan and Eastern Europe.

In Europe, light vehicle production increased by 2% due to a 17% increase in Eastern Europe, while light vehicle production in Western Europe declined by 2%.

In North America, light vehicle production decreased by 3%. The Asian and European vehicle manufacturers increased their North American production by 4%, while GM, Ford and Chrysler reduced their production by 6%. This customer and vehicle model mix was favorable to Autoliv.

In Japan, light vehicle production increased by 6%.

Consolidated Sales

During the year, sales amounted to $6,188 million compared to $6,205 million. Organic sales also declined by less than 1% despite the drops in North American and West European vehicle production. Sales were also reduced by the expiration of certain frontal airbag contracts, pricing pressure and the phase-out of unprofitable products. Sales were favorably impacted by strong demand for curtain airbags and strong growth in Asia (including Japan).

Sales of airbag products decreased by 1% to $4,085 million. Organic sales declined by 1% mainly due to the reductions in North American and West European vehicle production.

Sales of seatbelt products increased by 1% to $2,103 million due to currency effects. Organic sales were flat despite lower vehicle production in Western Europe and the U.S.

Sales from Autoliv's European companies decreased by 4% to $3,251 million despite a 1% favorable currency effect. The 5% decline in organic sales was mainly due to lower West European light vehicle production and an unfavorable vehicle model mix during the first three quarters.

Sales from Autoliv's North American companies stood unchanged at $1,721 million despite the 3% decline in North American vehicle production. The decline was offset by favorable customer mix, strong demand for the Inflatable Curtain and market share gains in safety electronics and steering wheels.

Sales from Autoliv companies in Japan increased by 5% to $559 million despite a 5% negative currency effect. Growth in organic sales of 10% was mainly driven by strong performance in curtain airbags and market share gains in steering wheels and seatbelts.

Sales from Autoliv companies in the Rest of the World surged by 18% to $657 million, including currency effects of 3%. Growth in organic sales of 15% was driven by a 28% increase in airbags and a sharp jump in safety electronics of 63%, albeit from a previously low level.

Earnings

Gross profit was $1,265 million compared to $1,268 million in 2005. Gross margin remained unchanged at 20.4%.

Operating income increased by 1% or $7 million to $520 million due to currency effects. Operating margin increased to 8.4% from 8.3% despite $12 million in higher R,D&E expenses which had a 0.2 percentage point negative margin effect. The increase in R,D&E expense was more than offset by $16 million lower restructuring costs in Other income (expense), net and by $5 million lower S,G&A expense.

Income before taxes amounted to $481 million compared to $482 million. Higher interest expense due to share repurchases and floating interest rates was offset almost entirely by interest savings generated by the changes made in 2005 in Autoliv's borrowing structure resulting from the Jobs Creation Act. Higher expenses, partly due to factoring agreements, caused Other financial items, net to rise to $5 million.

Net income increased by $110 million to $402 million, including $95 million from discrete tax items in 2006. The effective tax rate decreased to 12%, and to 32% excluding the discrete tax items. In 2005, the Jobs Act transactions increased tax expense by $17 million causing a temporary increase of 3.5 percentage points in the effective tax rate to 36%.

Earnings per share rose by $1.62 to $4.88 including a $1.35 impact from the discrete tax items in 2006 and 2005. The stock repurchase program had a favorable impact of 17 cents and higher net income of 16 cents which was partially offset by a negative currency effect of 6 cents.

Cash Flow and Balance Sheet

Operations generated $560 million in cash including $95 million from factoring. Capital expenditures, net amounted to $295 million, and depreciation and amortization to $303 million compared to $311 million and $309 million, respectively, in 2005. In 2006, capital expenditures, net were reduced by $36 million of asset sales.

Cash flow before financing activities amounted to $271 million compared $176 million in 2005.

Despite dividends and stock buy-backs of $333 million, net debt increased during the year by only $133 million thanks to strong operating cash flow. Net debt to capitalization increased to 29% from 27%. Gross interest-bearing debt decreased by $84 million to $1,182 million, primarily due to effects related to the retirement of the Eurobond.

Equity increased by $87 million despite stock repurchases of $221 million, dividends of $142 million (paid and accrued) and pension and other adjustments of $22 million. Equity was favorably impacted by $402 million from net income, $28 million from effects of stock-related compensations and $42 million from currency effects.

Return on equity improved to 17% from 12% due to the release of tax reserves, while return on capital employed stood unchanged at 16%.

Headcount

Total headcount (employees plus temporary hourly workers) increased by 500 during the quarter to 41,800 and by 3,000 during the year. However, in high-cost countries headcount decreased by 200 during the quarter and by 1,000 during the year. Currently, 47% of headcount (and 49% of employees excluding temporaries) are in low-cost countries compared to 40% and 42% a year ago.

Prospects

During 2007, light vehicle production is expected to be flat in the Triad and to decline by 4% in the important West European markets. However, Autoliv expects to be able to offset this decline with an improved vehicle mix in Europe and North America, continued introductions of side-curtain airbags and by continued strong performance in Asia. Based on these assumptions, organic sales for 2007 are expected to increase by at least 3%.

Thanks to higher sales and internal cost reductions, gross margin is expected to be maintained or improve slightly depending on the possibility to further reduce component costs without aggravating the already serious supplier problems. The trend towards higher R,D&E expense in relation to sales is likely to continue. Two decisions in 2006 will also temporarly impact operating income. Firstly, start-up costs in Asia (primarily in China) are forecasted to increase by almost $25 million from the 2006 level. The start-up activities are necessary to pave the way for further cost reductions and expansions in the Chinese market. Secondly, the acquisition of the remaining shares in Autoliv-Mando will increase amortizations by $12 million (decreasing annually through 2010). Despite these $35-40 million in additional costs that are expected to have a negative margin effect of about 0.6%, operating margin is expected to exceed 8.0%.

Earnings per share is expected to be favorably impacted by already executed share repurchases in 2006 and by approximately 3 cents from the Autoliv-Mando acquisition. The effective tax rate is forecasted to amount to 33%, almost the same as the underlying rate of 32% in 2006 excluding the effect of discrete tax items. Consequently, we expect another strong increase in the underlying earnings per share in 2007.

During the first quarter, light vehicle production is expected to decrease by 1% in the Triad, due to a 5% drop in North America and a 3% decline in Western Europe. However, we expect Autoliv's sales to increase by 4% (given present exchange rates) with the organic sales portion growing by 1%. The direct impact of raw material prices is likely to amount to $8 million in the quarter while operating margin is expected to exceed 7.5%.

Other Significant Events
  During the quarter, 1,152,000 shares of Autoliv stock were repurchased for $66 million at an average cost of $57.56 per share. During the full year, 4.0 million shares were repurchased for $221 million at an average cost of $55.61 per share. Since the inception of the repurchase program in 2000, 24.0 million shares have been repurchased at an average cost of $38.29 per share. Under the existing authorizations, an additional 6.0 million shares can be repurchased.
  At December 31, 2006, Autoliv adopted the new FAS-158. The impact of this new retirement benefits recognition requirement was an additional $27 million in pension liability and a charge to Accumulated Other Comprehensive Income of $19 million, net of tax.
  In January 2007, the remaining 35% of the shares in Autoliv-Mando were acquired to fully integrate this South Korean company with Autoliv's other business. The acquisition is expected to increase earning per share by approximately 3 cents, despite a small temporary negative operating margin effect.
  For the second year in a row, General Motors has honored Autoliv with an "Outstanding Performance Award".

Annual General Meeting of Shareholders

The 2007 Shareholders Meeting will be held in Chicago on May 3. Holders of record at the close of business on March 6 are entitled to be present and vote at the Meeting. Notice of the Meeting, the Annual Report, the Proxy Statement and the Proxy Card will be mailed in March to Shareholders. Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

Dividend and Next Report

A quarterly dividend of 37 cents per share will be paid on March 1, 2007 to shareholders of record as of February 1. The ex-date, when the shares will trade without the right to the dividend, is January 30, 2007.

Autoliv intends to publish the quarterly report for the first quarter on April 26, 2007.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - higher raw material costs or other expenses; a major loss of customers; increased competitive pricing pressure on the Company's business; failure to develop or commercialize successfully new products or technologies; the outcome of pending and future litigation and changes in governmental procedures, laws or regulations, including environmental regulations; plant disruptions or shutdowns due to accidents, natural acts or governmental action; labor disputes; product liability and recall issues; and other difficulties in improving margin or financial performance. In addition, the statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions including currency exchange rate fluctuations and other factors. Except for the Company's ongoing obligation to disclose material information under the federal securities laws, the Company undertakes no obligations to update publicity and forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter Oct - Dec		12 months Jan - Dec
	2006	2005	2006	2005
	Reported	Reported	Reported	Reported

Earnings per share 1)	$1.27	$.81	$4.88	$3.26
Equity per share	30.00	27.67	30.00	27.67
Cash dividend paid per share	.37	.32	1.36	1.17
Operating working capital, $ in millions 2)	724	518	724	518
Capital employed, $ in millions	3,413	3,193	3,413	3,193
Net debt, $ in millions 2)	1,010	877	1,010	877
Net debt to capitalization, % 3)	29	27	29	27

Gross margin, % 4)	19.6	20.5	20.4	20.4
Operating margin, % 5)	8.5	9.3	8.4	8.3

Return on equity, %	17.2	11.8	17.1	11.7
Return on capital employed, %	16.2	17.1	16.0	16.1

Average no. of shares in millions 1)	81.1	85.9	82.5	89.7
No. of shares at period-end in millions6)	80.1	83.7	80.1	83.7
No. of employees at period-end	35,700	34,100	35,700	34.100
Headcount at period-end	41,800	38,800	41,800	38,800
Days receivables outstanding 7)	64	75	70	71
Days inventory outstanding 8)	31	34	34	32

1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.
2)Non-GAAP measure; for reconciliation see tables below.
3)Net debt in relation to net debt, minority and equity.
4)Gross profit relative to sales.
5)Operating income relative to sales.
6)Excluding dilution and net of treasury shares.
7)Outstanding receivables relative to average daily sales.
8)Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter Oct - Dec		12 months Jan - Dec
	2006	2005	2006	2005
	Reported	Reported	Reported	Reported
Net sales
- Airbag products	$1,055.1	$964.3	$4,085.4	$4,116.3
- Seatbelt products	546.5	500.7	2,102.6	2,088.6
Total net sales	1,601.6	1,465.0	6,188.0	6,204.9

Cost of sales	(1,287.9)	(1,164.8)	(4,922.8)	(4,936.9)
Gross profit	313.7	300.2	1,265.2	1,268.0

Selling, general & administrative expenses	(82.7)	(81.9)	(325.5)	(331.0)
Research, development & engineering expenses	(89.8)	(75.6)	(397.6)	(385.8)
Amortization of intangibles	(3.8)	(4.2)	(15.1)	(15.5)
Other income (expense), net	(1.2)	(2.7)	(7.0)	(23.0)
Operating income	136.2	135.8	520.0	512.7

Equity in earnings of affiliates	.6	2.0	5.2	7.1
Interest income	2.2	.9	8.6	6.7
Interest expense	(13.1)	(8.2)	(46.9)	(44.1)
Other financial items, net	(1.8)	.2	(5.5)	(.4)
Income before income taxes	124.1	130.7	481.4	482.0

Income taxes	(15.0)	(53.4)	(58.9)	(173.2)
Minority interests in subsidiaries	(5.9)	(7.3)	(20.2)	(16.2)
Net income	$103.2	$70.0	$402.3	$292.6

Earnings per share 1)	$1.27	$.81	$4.88	$3.26
1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005
Assets
Cash & cash equivalents	$168.1	$131.9	$125.8	$315.9	$295.9
Receivables	1,206.7	1,245.3	1,278.3	1,271.8	1,149.0
Inventories	545.4	513.4	491.3	475.9	485.4
Other current assets	178.2	174.8	163.9	245.8	232.2
Total current assets	2,098.4	2,065.4	2,059.3	2,309.4	2,162.5

Property, plant & equipment, net	1,160.4	1,127.7	1,120.9	1,092.0	1,080.7
Investments and other non-current assets	175.7	157.7	158.2	151.1	142.9
Goodwill assets, net	1,537.1	1,532.3	1,532.4	1,526.8	1,524.8
Intangible assets	139.2	144.9	147.0	150.6	154.3
Total assets	$5,110.8	$5,028.0	$5,017.8	$5,229.9	$5,065.2

Liabilities and shareholders' equity
Short-term debt	$294.1	$118.8	$82.0	$499.3	$508.4
Accounts payable	762.5	697.5	743.4	702.0	682.6
Other current liabilities	475.0	598.0	650.4	665.6	573.3
Total current liabilities	1,531.6	1,414.3	1,475.8	1,866.9	1,764.3

Long-term debt	887.7	982.8	959.2	812.3	757.1
Pension liability	93.8	58.9	56.6	53.1	49.6
Other non-current liabilities	109.7	110.1	110.9	113.3	112.4
Minority interests in subsidiaries	85.1	77.1	72.2	70.5	65.7
Shareholders' equity	2,402.9	2,384.8	2,343.1	2,313.8	2,316.1
Total liabilities and shareholders' equity	$5,110.8	$5,028.0	$5,017.8	$5,229.9	$5,065.2

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter October - December		12 months January - December
	2006	2005	2006	2005

Net income	$103.2	$70.0	$402.3	$292.6
Depreciation and amortization	79.8	74.2	302.6	308.9
Deferred taxes and other	13.5	(29.6)	11.5	6.4
Changes in operating assets and liabilities	(39.4)	40.2	(156.6)	(129.0)
Net cash provided by operating activities	157.1	154.8	559.8	478.9

Capital expenditures, net	(80.1)	(78.2)	(294.9)	(310.5)
Acquisitions of businesses and other, net	(.3)	5.7	6.5	7.9
Net cash used in investing activities	(80.4)	(72.5)	(288.4)	(302.6)
Net cash before financing1)	76.7	82.3	271.4	176.3

Net increase (decrease) in short-term debt	(1.5)	(104.4)	(320.1)	(201.9)
Issuance of long-term debt	45.4	570.0	369.1	921.5
Repayments and other changes in long-term debt	-	(182.0)	(158.5)	(322.3)
Dividends paid	(30.0)	(27.5)	(112.1)	(104.7)
Shares repurchased	(66.4)	(144.5)	(221.5)	(377.8)
Stock options exercised	1.6	.3	7.7	4.6
Other, net	.6	.1	(2.8)	(4.9)
Effect of exchange rate changes on cash	9.8	(5.3)	39.0	(24.1)
Increase (decrease) in cash and cash equivalents	36.2	189.0	(127.8)	66.7

Cash and cash equivalents at period-start	131.9	106.9	295.9	229.2
Cash and cash equivalents at period-end	$168.1	$295.9	$168.1	$295.9
1) Non-GAAP measure comprised of the total of "Net cash provided by operating activities" and "Net cash used in investing activities".
Components in Sales Increase/Decrease (Dollars in millions) Quarter October - December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	.8	6.0	2.3	9.8	10.9	14.6	16.5	24.9	3.8	55.3
Currency effects	9.9	74.9	(.1)	(.4)	(.3)	(.4)	4.8	7.2	5.5	81.3
Acquisitions/Divestitures	-	-	-	-	-	-	-	-	-	-
Reported change	10.7	80.9	2.2	9.4	10.6	14.2	21.3	32.1	9.3	136.6

12 months January - December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(5.2)	(175.7)	(.1)	(.6)	9.9	52.8	14.9	82.9	(.7)	(40.6)
Currency effects	1.0	34.1	.1	1.0	(5.2)	(28.0)	3.0	16.6	.4	23.7
Acquisitions/Divestitures	-	-	-	-	-	-	-	-	-	-
Reported change	(4.2)	(141.6)	-	.4	4.7	24.8	17.9	99.5	(.3)	(16.9)

Reconciliation of "Operating working capital" to U.S. GAAP measure

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Total current assets	$2,098.4	$2,065.4	$2,059.3	$2,309.4	$2,162.5
Total current liabilities	(1,531.6)	(1,414.3)	(1,475.8)	(1,866.9)	(1,764.3)
Working capital	566.8	651.1	583.5	442.5	398.2
Cash and cash equivalents	(168.1)	(131.9)	(125.8)	(315.9)	(295.9)
Short-term debt	294.1	118.8	82.0	499.3	508.4
Derivative asset and liability, current	1.2	.1	(.4)	(100.9)	(92.9)
Dividends payable	29.6	30.1	28.9	26.9	-
Operating working capital	$723.6	$668.2	$568.2	$551.5	$517.8

Reconciliation of "Net debt" to U.S. GAAP measure

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2006	2006	2006	2006	2005

Short-term debt	$294.1	$118.8	$82.0	$499.3	$508.4
Long-term debt	887.7	982.8	959.2	812.3	757.1
Total debt	1,181.8	1,101.6	1,041.2	1,311.6	1,265.5
Cash and cash equivalents	(168.1)	(131.9)	(125.8)	(315.9)	(295.9)
Debt-related derivatives	(3.3)	(2.8)	(2.4)	(101.0)	(92.7)
Net debt	$1,010.4	$966.9	$913.0	$894.7	$876.9